Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the acquisition of JP Energy Partners, LP discussed in Note 2, as to which the date is September 15, 2017, and except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3, as to which the date is December 6, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in American Midstream Partners, LP’s Current Report on Form 8-K dated December 6, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 31, 2018